December 29, 1999

Hon. Neil D. Levin
Superintendent of Insurance
State of New York
25 Beaver Street
New York, New York 10004

Dear Superintendent Levin:

      Pursuant to the authority vested in me by the Board of Directors of MDNY Healthcare, Inc. ("MDNY"), I hereby confirm that MDNY consents to the entry of an order of rehabilitation pursuant to Article 74 of the New York Insurance Law, and to the Superintendent filing an application for such order in the Supreme Court of the State of New York, County of New York, if MDNY fails to comply with the following conditions:

      1. MDNY shall obtain, on or before January 15, 2000, a letter of intent from one or more qualified parties that describe a commitment, either by a single party or in the aggregate by more than one party, to invest at least five million dollars ($5,000,000) in MDNY by no later than March 31, 2000; and

      2. MDNY shall execute, on or before February 15, 2000, a definitive agreement for the cash infusion of at least $5 million to MDNY by March 31, 2000. The commitment shall be from a party or parties satisfactory to the Superintendent and in a form satisfactory to the Superintendent. Such infusion shall in fact be completed by March 31, 2000, and the Superintendent shall receive, on or before said date, confirmation thereof in a manner satisfactory to the Superintendent.

      Attached hereto is a certified copy of the resolutions of the Board of Directors which authorized the undersigned to make this consent.

                                                   MDNY Healthcare, Inc.


                                                   By: /s/ Richard Radoccia
                                                       -------------------------
                                                   Name:  RICHARD RADOCCIA
                                                   Title: CEO

Attachment

                                   RESOLUTION

      Upon motion duly made, seconded and carried, the following resolutions were adopted by unanimous affirmative vote of the directors present at the time of the vote at a duly called meeting of the board, a quorum being present.

      RESOLVED, that the corporation, by action of an appropriate officer, consents to the entry of an Order of Rehabilitation pursuant to Article 74 of the New York Insurance Law and to said proceeding being brought in the Supreme Court of the State of New York, County of New York, if the corporation fails to comply with the following conditions:

      (1) MDNY shall obtain, on or before January 15, 2000, a letter of intent from one or more qualified parties that describe a commitment, either by a single party or in the aggregate by more than one party, to invest at least five million dollars ($5,000,000) in MDNY by no later than March 31, 2000; and

      (2) MDNY shall execute, on or before February 15, 2000, a definitive agreement for the cash infusion of at least $5 million to MDNY by March 31, 2000. The commitment shall be from a party or parties satisfactory to the Superintendent and in a form satisfactory to the Superintendent. Such infusion shall in fact be completed by March 31, 2000, and the Superintendent shall receive, on or before said date, confirmation thereof in a manner satisfactory to the Superintendent.

And it is further

      RESOLVED, that the Secretary is authorized to certify a copy of such resolutions as having been adopted by this board in accordance with this resolution, and the Secretary is hereby directed to affix a copy thereof to these minutes.

      I have compared the foregoing with the resolutions adopted by the board of directors of MDNY Healthcare, Inc. at a special meeting held at One Huntington Quad, Melville, a quorum being present, on the 27th day of December, 1999, as recorded in the minute book of said company, and I hereby certify that the same is a true, correct, and complete copy thereof, and that the same has not been rescinded.

Dated:
                                                   /s/
                                                   -----------------------------
                                                   Secretary